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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
American Safety Insurance Group, Ltd.:

  The audits referred to in our report dated January , 1998 included the related financial statement schedules as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997, included in the Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference of our firm under the headings "Certain Tax Considerations" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
January  , 1998